Exhibit 15

August 15, 2005

PC Connection, Inc.

730 Milford Road

Merrimack, NH 03054

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of PC Connection, Inc. and subsidiaries for the periods ended June 30, 2005 and 2004, as indicated in our report dated August 15, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, is incorporated by reference in Registration Statement Nos. 333-40172, 333-50845, 333-50847, 333-66450, 333-69981, 333-83943, 333-91584, and 333-106652 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Boston, Massachusetts